Exhibit 10.20
The O’Gara Group Inc.
7570 East Kemper Road
Suite 460
Cincinnati, Ohio 45249
Attention: Wilfred T. O’Gara
Dear Bill:
     This letter sets forth the agreement (which is binding) of The O’Gara Group, Inc. (the “Company”) and the Walnut/Hauser Parties (as defined below) with respect to the payment in calendar year 2010 to the Walnut/Hauser Parties of a sum of up to $750,000.00 for financial advisory services calculated as set forth on Exhibit A attached hereto and incorporated herein (the “Schedule”). As used in this letter, “Walnut/Hauser Parties” means, collectively, Walnut Investment Partners, L. P., Walnut Private Equity Fund, L.P., Walnut Holdings O’Gara, LLC, Hauser 43, LLC, Mark J. Hauser and Margie Hauser.
     The Company will pay the Walnut/Hauser Parties a sum equal to the lesser of $195,000.00 or the entire amount due the Walnut/Hauser Parties according to the Schedule on February 1, 2010 in exchange for financial advisory services to be provided to the Company by one (1) or more of the Walnut/Hauser Parties. The remainder of the amount due the Walnut/Hauser Parties according to the Schedule, if any, shall be paid the Walnut/Hauser Parties by May 1, 2010. The amounts, if any, due the Walnut/Hauser Parties pursuant to this letter will be paid to Walnut Holdings O’Gara, LLC for financial advisory services to be rendered to the Company in calendar year 2010 pursuant to an agreement, substantially similar to the document attached hereto and incorporated herein as Exhibit B (the “Advisory Agreement”), to be executed and delivered at or prior to the IPO closing date and to be effective upon the consummation of the IPO. However, provided that the IPO is consummated, the Company’s obligation to make the payments outlined in this letter and Walnut’s obligations outlined in the Advisory Agreement shall remain in full force and effect even if the Advisory Agreement is not executed and delivered by the parties.
     This letter may be executed in counterparts. This letter shall be governed under and controlled by the laws of the State of Ohio. This letter shall bind the successors and assigns of the parties hereto.

     If you are in agreement with the provisions of this letter (including the Exhibits hereto), please sign both copies of the undersigned and return one (1) fully executed copy to the undersigned.

Sincerely yours,

WALNUT PRIVATE EQUITY FUND, L.P., on behalf of all the Walnut/Hauser Parties

By:	Walnut Private Equity Fund GP, LLC,
its General Partner

By: /s/ James M. Gould
Name: James M. Gould
Title: Managing General Partner
AGREED TO:
THE O’GARA GROUP, INC.
By: /s/ Abram S. Gordon
Name: Abram S. Gordon
Title: Vice President
Date: 1/8/2009

EXHIBIT A
The amount payable to the Walnut/Hauser Parties shall be calculated as follows:
•	If the number of shares of common stock, no par value per share (the “Common Stock”) received by Hauser 43, LLC upon conversion in the IPO of all shares of all classes of preferred stock owned by Hauser 43, LLC multiplied by the price to public (as set forth on the cover page of the Prospectus for the IPO) of a share of Common Stock is equal to or greater than $4,135,000, then the payment in calendar year 2010 to the Walnut/Hauser Parties shall be $0.

•	If the number of shares of Common Stock received by Hauser 43, LLC upon conversion in the IPO of all shares of all classes of preferred stock owned by Hauser 43, LLC multiplied by the price to public (as set forth on the cover page of the Prospectus for the IPO) of a share of Common Stock is less than $4,135,000, then the payment in calendar year 2010 to the Walnut/Hauser Parties shall be the quotient of:
•	(x) the difference between (1) $4,135,000 minus (2) the number of shares of Common Stock received by Hauser 43, LLC upon conversion in the IPO of all shares of all classes of preferred stock owned by Hauser 43, LLC multiplied by the price to public (as set forth on the cover page of the Prospectus for the IPO) of a share of Common Stock divided by

•	(y) a fraction, the numerator of which is the number of shares of Common Stock received by Hauser 43, LLC upon conversion in the IPO of all shares of all classes of preferred stock owned by Hauser 43, LLC and the denominator of which is the number of shares of Common Stock received by all of the Walnut/Hauser Parties upon conversion in the IPO of all shares of all classes of preferred stock owned all of the Walnut/Hauser Parties, provided, however, that such amount payable shall not exceed $750,000.

EXHIBIT B
February ___, 2009
The O’Gara Group, Inc.
7570 East Kemper Road
Suite 460
Cincinnati, Ohio 45249
Attn: Wilfred T. O’Gara
Dear Bill:
     The purpose of this letter is to confirm our mutual understanding and agreement (the “Letter Agreement”) regarding the scope and terms of the retention, on a non-exclusive basis, of Walnut Holdings O’Gara, LLC (“Walnut”) as financial advisor to The O’Gara Group, Inc. and its subsidiaries (collectively, the “Company”) during calendar year 2010.
     As financial advisor to the Company pursuant to this Letter Agreement, Walnut will provide the services necessary to assist the Company during calendar year 2010. These services may include:
1.	Assisting in analyzing and evaluating the Company’s historical, current and prospective operating and financial condition;

2.	Assisting in developing and reviewing short-term and long-term financial forecasts for the Company under a range of business and financial assumptions, including potential acquisitions;

3.	Assisting in developing and reviewing capital structure and liquidity models for the Company;

4.	Meeting with management of the Company and the Board of Directors as necessary; and

5.	Providing such additional financial advice and services as the Company may reasonably require.
     Walnut’s compensation for acting as financial advisor to the Company pursuant to this Letter Agreement shall consist of a retainer of $                    , payable on February           , 2010 and a further advisory fee of $                    , payable on or before May 1, 2010.
     In addition, the Company shall reimburse Walnut for all necessary and reasonable out-of-pocket expenses incurred in connection with this Letter Agreement (including travel, lodging,

data processing and communication charges, courier services, fees and expenses of Walnut’s counsel, if any, and all other necessary expenditures) (collectively, “Expenses”), payable monthly in arrears.
     Walnut has been retained under this Letter Agreement as an independent contractor with duties owed solely to the Company. The advice (written or oral) rendered by Walnut pursuant to this Letter Agreement is intended solely for the benefit and use of the Company in considering the matters to which this Letter Agreement relates, and the Company agrees that such advice may not be relied upon by another person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Walnut be made by the Company, without the prior written consent of Walnut, which consent shall not be unreasonably withheld.
     The Company agrees to provide to Walnut the necessary assistance and information and have management available to Walnut as required to enable Walnut to perform Walnut’s duties under this Letter Agreement. Walnut agrees that all activities on behalf of the Company are confidential. Walnut will be entitled to rely on information provided by the Company and its directors, officers, employees, counsel, accountants and/or other advisors and may assume the accuracy and completeness of such information, without any obligation to attempt to independently verify any of such information. The Company agrees that information provided to Walnut and the contents of any disclosure documents used in connection with Walnut’s engagement hereunder will not intentionally contain any untrue or misleading statements of a material fact or intentionally omit to state a material fact required or necessary to make the information provided not misleading.
     The Company agrees to indemnify and hold Walnut harmless in accordance with the terms set forth in Schedule 1 attached hereto.
     This Letter Agreement may be terminated either by Walnut or by the Company upon 30 days’ written notice to the other party but only for material breach hereof and only after giving the other party 30 days to cure the material breach. The indemnification and expense reimbursement provisions contained herein shall remain in full force and effect in case of termination by either party. Termination shall be effected by written notice mailed by registered or certified mail. If notice of termination is given by Walnut to the Company, the notice shall be addressed as set forth in this Letter Agreement. If notice of termination is given by the Company to Walnut, the notice shall be addressed as set forth in the letterhead of this Letter Agreement.
     This Letter Agreement shall be deemed made in Ohio and shall be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to such state’s rules concerning conflicts of laws.
     If the terms of this Letter Agreement are acceptable to you, please sign both original copies of this Letter Agreement and return one of the originals to us.

     We very much look forward to working with you on this important assignment.

Very truly yours, WALNUT HOLDINGS O’GARA, LLC
By:
Name:
Title:

Accepted by: THE O’GARA GROUP, INC.
By:
Name:
Title:

Engagement Letter Between
Walnut Private Equity Fund, L.P. and The O’Gara Group, Inc.
February __, 2009
Schedule 1
Indemnification Agreement
     The Company shall indemnify and hold harmless Walnut and its affiliates, members, directors, agents, employees, and each other person controlling Walnut or any of its affiliates (each person is referred to as an “Indemnified Person) from all losses, claims, damages, liabilities and expenses (including reasonable counsel fees and expenses) to which any of them may become subject arising in any manner out of the performance by an Indemnified Person of services under the letter agreement (the “Engagement Letter”) to which this Schedule 1 is attached (collectively referred to as “Claims”), except for Claims arising in any manner out of an Indemnified Person’s gross negligence, willful misconduct or bad faith in performing the services that are the subject of the Engagement Letter. If the foregoing indemnification is determined to be unenforceable by a court of competent jurisdiction or insufficient to hold Walnut harmless, then the Company shall contribute to the amount paid or payable by Walnut as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative economic interests of the Company on the one hand and Walnut on the other hand in the matters contemplated by the Engagement Letter as well as the relative fault of the Company and Walnut with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations.
     If a claim is made against an Indemnified Person for which the Company is obligated to provide Indemnity, the Indemnified Person shall, promptly upon learning of the existence of such Claim, notify the Company of such Claim, but failure to notify the Company will not relieve the Company from any liability which it may have hereunder or otherwise, except to the extent that such failure materially prejudices the Company’s rights or ability to defend against any claim related thereto. If the Company elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to Walnut and the payments of the fees and disbursement of such counsel. In the event, however, such Indemnified Person reasonably determines that having common counsel would in its reasonable judgment present such counsel with a conflict of interest or if the Company fails to assume the defense of the Claim in a timely manner, then such Indemnified Person may employ separate counsel to represent and defend it against any such Claim and the Company will pay the fees and disbursements of such counsel; provided, however, that the Company will not be required to pay the fees and disbursements of more than one separate counsel (in addition to local) for all Indemnified Persons in any jurisdiction for any single Claim. In any Claim the defense of which the Company assumes, the Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person’s own expense. The Company further agrees that it will not settle or compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not an Indemnified Person is a party therein) unless the company has given Walnut reasonable prior written notice thereof and used all reasonable efforts, after consultation with Walnut, to obtain an unconditional release of each Indemnified Person from all liability arising therefrom.
     The rights and obligations of the Company under this Schedule 1 shall be in addition to any rights and obligations the Indemnified Persons may have at common law or otherwise. The rights and obligations of the Indemnified Persons under this Schedule 1 and the respective rights and obligations of the Indemnified Persons and the company under the Engagement Letter shall be governed by and construed in accordance with internal laws of the State of Ohio applicable to contracts executed in and to be performed in that state.